Exhibit 99

                           AMERICAN WHITE CROSS, INC.
                  ANNOUNCES COMPLETION OF STRATEGIC DIVESTITURE

     DAYVILLE, CT., April 23, 1997 -- American White Cross, Inc. - DIP (AWCI) (Nasdaq: AWCIQ) today announced that it has completed the divestiture of its cotton products business pursuant to the agreement announced on March 21, 1997. The cotton products business, which consists of the manufacture and distribution of pharmaceutical coil, cotton swabs, cosmetic puffs, rounds and squares, cotton balls and cotton rolls, was sold to Megas Beauty Care, Inc., a division of American Safety Razor, Inc. (Megas).

     The primary terms of the transaction include purchase consideration of $9,800,000, of which $8,300,000 was paid at the closing and the remaining $1,500,000 was placed in an escrow account. Under the terms of a supply agreement, AWCI will manufacture cotton products for Megas, utilizing equipment sold to Megas, for up to nine months in order to allow a smooth transition for customers of both companies.

     The net proceeds received by AWCI were paid to secured creditors and lessors asserting interest in the assets sold to Megas in satisfaction of a portion of the Company's outstanding obligations. The sale to Megas is expected to facilitate the Company's efforts to successfully reorganize in its pending Chapter 11 case.

     The divestiture of the cotton products business is intended to allow AWCI to focus on its core first aid business, which includes adhesive bandages, medical tapes, sterile bandages, operating room sponges, esmark bandages and other first aid related products. The Company also sells adhesive bandages under its own national brands, including Looney Tunes(TM) (marketed under license from the Warner Bros. Division of Time Warner Entertainment Company L.P.) and STAT-STRIP(R) (easy opening bandages).